Exhibit 10.3

INC RESEARCH HOLDINGS, INC.
MANAGEMENT INCENTIVE PLAN
(Adopted by the Board of Directors of the Company on March 20, 2017,
and approved by the stockholders of the Company on May 23, 2017)
INC Research Holdings, Inc. (the “Company”) has established the Management Incentive Plan (the “MIP”) for eligible employees of the Company and its Affiliates (as defined below) to provide them with the opportunity to participate in the performance of the Company and its Affiliates. It is designed to motivate employees to achieve certain objectives of the Company or its Affiliates while providing competitive total rewards for key positions and retaining top talent.
The Board of Directors of the Company (the “Board”) has adopted the MIP, effective with respect to MIP Awards for Performance Periods beginning on or after January 1, 2017, subject to approval of the MIP by the stockholders of the Company with respect to MIP Awards that are intended to constitute Qualified Performance-Based Compensation (as such terms are defined below).
ARTICLE I
DEFINITIONS
For purposes of the MIP, the following terms shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.
Section 1.1 Affiliate. “Affiliate” means any entity that directly or indirectly through one or more intermediaries controls or is controlled by the Company, in each case, as determined by the Committee.
Section 1.2 Applicable Accounting Standards. “Applicable Accounting Standards” means Generally Accepted Accounting Principles in the United States, International Financial Reporting Standards or such other accounting principles or standards as may apply to the Company’s financial statements under United States federal securities laws from time to time.
Section 1.3 Board. “Board” means the Board of Directors of the Company.
Section 1.4 Code. “Code” means the Internal Revenue Code of 1986, as amended.
Section 1.5 Committee. “Committee” means (i) the Compensation Committee of the Board, (ii) such other committee of the Board appointed by the Board to administer the MIP, or (iii) subject to the terms of the MIP, the Board.
Section 1.6 Common Stock. “Common Stock” has the meaning given to such term in the EIP.
Section 1.7 Covered Employee. “Covered Employee” means an Eligible Employee who is, or could be, a “covered employee” within the meaning of Section 162(m) of the Code, any treasury regulations promulgated thereunder and any related IRS guidance.
Section 1.8 Director. “Director” means a member of the Board.

6659000-v6\GESDMS

Section 1.9 Disability. “Disability” means:
(i). if a Participant has an effective employment agreement or service agreement with the Company or its Affiliates that defines “Disability” or a like term, the meaning set forth in such agreement at the time of the Participant’s termination of service, or
(ii). in the absence of such an effective employment or service agreement or definition, a Participant’s physical or mental illness, injury or infirmity which is reasonably likely to prevent and/or prevents such Participant from performing his or her essential job functions for a period of (A) ninety (90) consecutive calendar days or (B) an aggregate of one hundred twenty (120) calendar days out of any consecutive twelve (12) month period.
Section 1.10 EIP. “EIP” means the INC Research Holdings, Inc. 2014 Equity Incentive Plan as set forth herein, as amended and restated, as may be further amended and/or amended and restated from time to time.
Section 1.11 Eligible Base Earnings. “Eligible Base Earnings” means the base salary of a Participant as set forth in writing, no later than the deadline to establish the Performance Goals under Section 4.2(b), or for a MIP Award that is not intended to be Qualified Performance-Based Compensation, the annualized base salary of a Participant on or any other date set forth in an Award Notice. For an employee who becomes an Eligible Employee under Section 1.12 after the first date of the Performance Period, “Eligible Base Earnings” means the annualized base salary of that Participant in effect on the first date that the Participant becomes an Eligible Employee.
Section 1.12 Eligible Employee. “Eligible Employee” means an individual who has been identified and confirmed by the Committee as being eligible to participate in the MIP for the Performance Period.
Section 1.13 Executive Management. “Executive Management” means the Chief Executive Officer and any other individuals as determined by the Committee.
Section 1.14 MIP Award. “MIP Award” means an award granted to a Participant under the MIP entitling the Participant to cash or, to the extent the MIP Award is designated by the Committee, in shares of Common Stock, upon attainment of the Performance Goals and the satisfaction of the other terms and conditions set forth herein and in accordance with the provisions of the MIP.
Section 1.15 MIP Award Notice. “MIP Award Notice” means the Notice, contract, or other instrument used to communicate the terms and conditions of a MIP Award, including through electronic medium.
Section 1.16 MIP Award Cash Payment. “MIP Award Cash Payment” means an amount equal to the product of (a) the MIP Award Target, multiplied by (b) the Performance Goal Attainment Factor, and, in the case of a Participant who becomes eligible to participate in the MIP after the first day of the Performance Period or is subject to a change in the Participant’s Incentive Target, including as a result of the Participant’s change in employment position, multiplied by (c) the Participation Period Factor.
Section 1.17 MIP Award Payment. “MIP Award Payment” means a MIP Award Cash Payment or MIP Award Share Payment.

Section 1.18 MIP Award Share Payment. “MIP Award Share Payment” means an amount equal to the (a) the MIP Award Target, divided by (b) the Fair Market Value of a share of Common Stock on the first business day of the Performance Period, rounded up to the next 10 shares of Common Stock, and multiplied by (c) the Performance Goal Attainment Factor, and, in the case of a Participant who becomes eligible to participate in the MIP after the first day of the Performance Period or is subject to a change in the Participant’s Incentive Target, including as a result of the Participant’s change in employment position, multiplied by (d) the Participation Period Factor. For purposes of calculating the MIP Award Share Payment, if a Participant’s Eligible Base Earnings is in a currency other than U.S. dollars, his or her Eligible Base Earnings shall be converted into U.S. dollars at the exchange rate in effect on the first day of the Performance Period, as determined in the sole discretion of the Committee.
Section 1.19 MIP Award Target. “MIP Award Target” means an amount equal to (a) the product of (i) the Participant’s Eligible Base Earnings, multiplied by (ii) the Participant’s Incentive Target, (b) a percentage of a performance incentive pool established by the Committee in accordance with Section 2.1 hereof, or (c) a combination of the formulations set forth in subsections (a) and (b).
Section 1.20 Maximum Goal Factor. “Maximum Goal Factor” means a percentage established by the Committee with respect to a MIP Award and Performance Period, and representing the maximum percentage that may be determined to have been attained as a Performance Goal Attainment Factor. In the case of MIP Awards that are intended to constitute Qualified Performance-Based Compensation, the Maximum Goal Factor shall be established at the same time the related Performance Goals are established.
Section 1.21 Minimum Goal Factor. “Minimum Goal Factor” means a percentage established by the Committee with respect to a MIP Award and Performance Period, and representing the minimum percentage that may be determined to have been attained as a Performance Goal Attainment Factor. In the case of MIP Awards that are intended to constitute Qualified Performance-Based Compensation, the Minimum Goal Factor shall be established at the same time the related Performance Goals are established.
Section 1.22 Participant. “Participant” means any Eligible Employee selected by the Committee, in its sole discretion, who has been granted a MIP Award.
Section 1.23 Participant’s Incentive Target. “Participant’s Incentive Target” means a percentage of a Participant’s Eligible Base Earnings established by the Company.
Section 1.24 Participation Period Factor. “Participation Period Factor” means a percentage intended to provide for an adjustment to the total amount of a MIP Award Payment to reflect employment with the Employer for a period that is less than the entire Performance Period or change in a Participant’s employment position that results in a change to the Participant’s Incentive Target; provided, however, that no adjustment shall result in an increase to the payment otherwise payable under the MIP Award to the extent the MIP Award is intended to constitute Qualified Performance-Based Compensation. The Committee, in its sole discretion, may adjust the Participation Period Factor.
Section 1.25 Performance Criteria. “Performance Criteria” means, with respect to the Company, a subsidiary, an Affiliate, or any business unit thereof, any one or more or any combination of the following, net earnings or net income (before or after taxes), operating income, earnings per share, sales or revenue growth, adjusted net income, net operating profit or income, return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue), cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment), earnings before or after taxes, interest, depreciation, and/or amortization, gross or operating margins, productivity ratios, share price (including, but not limited to, growth measures and total stockholder return), cost control, margins, operating efficiency, market share, customer satisfaction or employee satisfaction, working capital, management development, succession planning, taxes, depreciation and amortization or economic value added. The Performance Criteria applicable to any Performance Period shall be selected by the Committee, in its sole discretion, at the beginning of the applicable Performance Period.
Section 1.26 Performance Goal Attainment Factor. “Performance Goal Attainment Factor” means a percentage ranging from the Minimum Goal Factor to the Maximum Goal Factor representing the rate at which the Performance Goals have been attained as determined by the Committee.
Section 1.27 Performance Goals. “Performance Goals” have the meaning set forth in Section 2.2 hereof.
Section 1.28 Performance Period. “Performance Period” means one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and payment of, a MIP Award. In the case of a MIP Award that is not intended to constitute Qualified Performance-Based Compensation, the Committee, in its sole discretion, may adjust the duration of the Performance Period at any time before the term of the originally established Performance Period has expired.
Section 1.29 Qualified Performance-Based Compensation. “Qualified Performance-Based Compensation” means any compensation awarded to a Covered Employee that is intended to constitute “qualified performance-based compensation” as described in Section 162(m)(4)(C) of the Code.
ARTICLE II
MIP AWARDS
Section 2.1 Participants; MIP Awards. The Committee, in its sole discretion, may grant MIP Awards with regard to any Performance Period (and with respect to multiple Performance Periods) to one or more Eligible Employees, as the Committee selects. All full-time and part-time employees of the Company and its Affiliates are eligible to be selected to receive a grant of a MIP Award. Subject to any requirements that must be satisfied for MIP Awards that are intended to constitute Qualified Performance-Based Compensation, employees who are new hires are eligible to be selected to participate in the MIP as of their hire date. An employee with a start date on or after October 1st (or such other date established by the Committee at the commencement of the Performance Period) following the commencement of the Performance Period will not be eligible to participate in the MIP. At the time a MIP Award is granted pursuant to this Section 2.1, the Committee shall specify: (a) whether the MIP Award will be a MIP Award Cash Payment or MIP Award Share Payment, or a combination thereof, (b) the Minimum Goal Factor, if any, (c) the Maximum Goal Factor that may be attained upon the achievement of the Performance Goals established in accordance Section 2.2 hereof, and subject to Section 2.4 hereof, and (d) a performance incentive pool amount, if any.

Section 2.2 Performance Goals. For each Performance Period in which one or more Eligible Employees are granted a MIP Award, the Committee shall establish in writing one or more objectively determinable Performance Goals based on Performance Criteria for such MIP Award. Performance Goals may be determined on an absolute basis or relative to internal goals or relative to levels attained in prior years or related to other companies or indices or as ratios expressing relationships between two or more Performance Goals. In addition, Performance Goals may be based upon the attainment of specified levels of Company performance under one or more Performance Criteria relative to the performance of other corporations.
In addition, for MIP Awards not intended to constitute Qualified Performance-Based Compensation, the Committee may establish Performance Goals based on Performance Criteria as it deems appropriate in its sole discretion. For MIP Awards that are intended to constitute Qualified Performance-Based Compensation, to the extent the Committee elects not to determine achievement of the Performance Goals in accordance with Applicable Accounting Standards, or to the extent that determination of achievement in accordance with Applicable Accounting Standards would not satisfy the requirements of Section 162(m) of the Code, the Committee shall, within the time prescribed by Section 162(m) of the Code, define in an objective fashion the manner of determining whether and to what extent any specified Performance Goals has been achieved for the Performance Period.
The Performance Goals applicable to MIP Awards granted in connection with a given Performance Period shall be communicated to Participants for such Performance Period.
Section 2.3 Adjustments to Performance Goals. For each MIP Award that is intended to constitute Qualified Performance-Based Compensation, the Committee, in its sole discretion, may, at the time of grant, specify certain objectively determinable adjustments shall be made to one or more of the Performance Goals established under Section 2.2 hereof. For example (without limiting the adjustments to any of the following), the Committee may specify, in its sole discretion, at the time of grant, the manner of adjustment of any Performance Goals to the extent necessary to prevent dilution or enlargement of any award as a result of extraordinary events or circumstances, as determined by the Committee, or to exclude the effects of extraordinary, unusual, or non-recurring items; changes in applicable laws, regulations, or accounting principles; currency fluctuations; discontinued operations; non-cash items, such as amortization, depreciation, or reserves; asset impairment; or any recapitalization, restructuring, reorganization, merger, acquisition, divestiture, consolidation, spin-off, split-up, combination, liquidation, dissolution, sale of assets, or other similar corporate transaction but only to the extent such adjustments would be permitted under Section 162(m) of the Code. For MIP Awards not intended to constitute Qualified Performance-Based Compensation, the Committee may make such adjustments to one or more of the Performance Goals as the Committee in its sole discretion deems appropriate.
Section 2.4 162(m) Award Limit. The maximum aggregate amount of all MIP Awards intended to constitute Qualified Performance-Based Compensation that are granted to a Participant with regard to any fiscal year of the Company shall not exceed three million dollars ($3,000,000). The maximum aggregate number of shares of Common Stock that may be awarded under a MIP Award Share Payment that is intended to constitute Qualified Performance-Based Compensation granted to any Covered Employee shall not exceed a number of shares of Common Stock specified in Article 4 of the EIP.

ARTICLE III
PAYMENT OF MIP AWARDS
Section 3.1 Form of Payment. Each Participant’s MIP Award shall be paid as a MIP Award Cash Payment or a MIP Award Share Payment, or a combination thereof, as determined in accordance with Section 2.1 above. Any MIP Award that is paid, in whole or in part, in the form of a MIP Award Share Payment, and that results in less than a whole number of shares of Common Stock shall be rounded down to the next whole share of Common Stock (no fractional shares of Common Stock shall be issued in payment of a MIP Award). Any shares of Common Stock issued in respect of a MIP Award Share Payment shall be issued pursuant to the terms and conditions of the EIP and shall reduce the number of shares available for issuance thereunder.
Section 3.2 Certification; Performance Goal Attainment Factor Determination. Following the completion of each Performance Period and, subject to Section 3.4, prior to the distribution of any payment of a MIP Award intended to constitute Qualified Performance-Based Compensation, the Committee shall certify in writing whether the applicable Performance Goals were achieved for the Performance Period to which the MIP Award relates and shall determine the Performance Goal Attainment Factor with respect to such MIP Award.
Section 3.3 Performance Goal Attainment Factor Modifications. In determining the amount payable to a Participant with respect to the Participant’s MIP Award that is intended to constitute Qualified Performance-Based Compensation, the Committee shall have the right, in its sole discretion, to reduce the Performance Goal Attainment Factor (resulting in the reduction or elimination (including to zero), but not an increase, in the amount otherwise payable under the MIP Award) to take into account recommendations of the Executive Management of the Company and/or such additional factors including qualitative factors, if any, that the Committee may deem relevant to the assessment of individual or corporate performance for the Performance Period. In the case of MIP Awards that are not intended to constitute Qualified Performance-Based Compensation, the Committee shall retain the right, in its sole discretion, to modify the Performance Goal Attainment Factors (resulting in a reduction, an increase or elimination (including to zero) of, the amount otherwise payable under the under the MIP Award) to take into account recommendations of the Executive Management of the Company and/or such additional factors including qualitative factors, if any, that the Committee may deem relevant to the assessment of individual or corporate performance for the Performance Period. Anything to the contrary in the foregoing notwithstanding, in no event shall any such reduction or elimination of the amount payable under a MIP Award contemplated in the foregoing sentences increase the amount payable under a MIP Award that is intended to constitute Qualified Performance-Based Compensation.
Section 3.4 Timing of Payment. Unless otherwise determined by the Committee, each MIP Award shall be paid as soon as practicable after the Committee certifies in writing that the Performance Goals specified for such MIP Award were in fact satisfied. It is intended that payment will be made no later than required to ensure that no amount paid or to be paid hereunder shall be subject to the provisions of Section 409A(a)(1)(B) of the Code and all payments are intended to be eligible for the short-term deferral exception to Section 409A of the Code.
Section 3.5 Employment Termination. Except as provided in Section 3.5(a), a Participant must be continuously and actively employed through the last date of the applicable Performance Period in order to be eligible to receive payment of the MIP Award. Receipt of salary continuation, notice payments, severance pay or any similar payment shall not constitute good standing for purposes of the MIP. For Participants residing outside the United States, and unless otherwise required by local law as determined by the Company on a country-by-country basis, in the event of termination of the Participant’s employment (whether or not in breach of local labor laws), the Participant’s right to be eligible to receive payment of the MIP Award will terminate effective as of the date that the Participant is no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law).
(a) Death; Disability. The Committee may provide, in an Award Notice or otherwise, for the full or partial vesting acceleration of the MIP Award Payment in the event of the Participant’s death or termination resulting from Disability without regard to whether the applicable Performance Goals are attained.
(b) Other Employment Terminations. For MIP Awards that are not intended to constitute Qualified Performance-Based Compensation, the Committee may provide, in an Award Notice or otherwise, for full or partial vesting acceleration in the event of a termination of the Participant’s active employment with the Company (or an Affiliate) prior to the last day of the applicable Performance Period for any reason not described in Section 3.5(a), including, without limitation, the Participant’s voluntary or involuntary termination (whether with or without cause) or a termination in connection with a divestiture of the Company.
Anything to the contrary in this Section 3.5 notwithstanding, the Committee may, in its sole discretion, provide for full or partial payment of the MIP Award upon termination of a Participant’s active employment for any reason prior to the completion of a Performance Period to which a MIP Award relates provided, that the Committee shall not exercise such discretion if doing so would cause a MIP Award that is intended to constitute Qualified Performance-Based Compensation not to qualify.
Section 3.6 Forfeited Awards and Other Adjustments. Notwithstanding anything to the contrary herein, (including Section 6.1), (i) any amounts payable pursuant to MIP Awards that are forfeited by a Participant in the event of the Participant’s employment termination or for any other reason shall become available for payment pursuant to other MIP Awards relating to the same Performance Period and that are not intended to constitute Qualified Performance-Based Compensation and (ii) to the extent that, after the end of a Performance Period, the Committee exercises discretion under the Plan, including through Section 3.3, to reduce the amount payable to any Participant under any Award with respect to such Performance Period, the amount by which such Award was reduced shall be payable to other employees eligible for an MIP Award relating to the same Performance Period and that are not intended to constitute Qualified Performance-Based Compensation.
ARTICLE IV
SECTION 162(M) OF THE CODE
Section 4.1 Qualified Performance-Based Compensation. The Committee, in its discretion, may determine whether a MIP Award is intended to constitute Qualified Performance-Based Compensation, and may take such actions as it may deem necessary to ensure that such MIP Award will so qualify. Any such MIP Award shall be subject to any additional limitations set forth in Section 162(m) of the Code (including any amendment to Section 162(m) of the Code) and any Treasury Regulations or rulings issued thereunder that are requirements for qualifications as Qualified Performance-Based Compensation, and the MIP shall be deemed amended to the extent necessary to conform to such requirements.
Section 4.2 Performance Goals.
(a) The Committee may, in its discretion, establish the specific Performance Goal or Goals under Section 2.2 hereof that must be achieved in order for a Participant to become eligible to receive a MIP Award Payment (including any specific adjustments to be made under Section 2.3 hereof). The Performance Goals (including any adjustments resulting in an increase to the amount payable under the MIP Award) shall be established in writing by the Committee; provided, however, that the achievement of such Performance Goals shall be substantially uncertain at the time such Performance Goals are established in writing.
(b) With respect to any MIP Award that is intended to constitute Qualified Performance-Based Compensation, the applicable Performance Goals described in Section 2.2 hereof (including any adjustments to be made under Section 2.3 hereof) shall be established in writing no later than the 90th day following the commencement of the Performance Period to which the Performance Goals relate; provided, however, that in no event shall the Performance Goals be established after 25% of the Performance Period has elapsed.
ARTICLE V
ADMINISTRATION
Section 5.1 Committee. For MIP Awards that are intended to constitute Qualified Performance-Based Compensation, the Committee shall consist solely of two or more Directors appointed by and holding office at the pleasure of the Board, each of whom constitutes an “outside director” within the meaning of Section 162(m)(4)(C) of the Code and the Treasury Regulations thereunder. The Committee may consist of two or more Directors appointed by and holding office at the pleasure of the Board; provided that, to the extent permitted by applicable law, the Committee may also consist of one or more officers of the Company in the case of MIP Awards not intended to constitute Qualified Performance-Based Compensation granted to Eligible Employees who are not officers of the Company who have been appointed to serve on the Committee as contemplated hereunder.
Section 5.2 Duties and Powers of Committee. It shall be the duty of the Committee to conduct the general administration of the MIP in accordance with its provisions. The Committee shall have the power to interpret the MIP, and to adopt such rules for the administration, interpretation and application of the MIP as are consistent therewith and to interpret, amend or revoke any such rules. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the MIP except with respect to matters which under Section 162(m) of the Code are required to be determined in the sole and absolute discretion of the Committee.
Section 5.3 Determinations of the Committee or the Board. All actions taken and all interpretations and determinations made by the Committee or the Board shall be final and binding upon all Participants, the Company and all other interested persons. No members (or former members) of the Committee or the Board shall be personally liable for any action, inaction, determination or interpretation made in good faith with respect to the MIP or any MIP Award, and all members of the Committee and the Board shall be fully protected by the Company in respect of any such action, determination or interpretation.

ARTICLE VI
OTHER PROVISIONS
Section 6.1 Amendment, Suspension or Termination of the MIP. The MIP may be wholly or partially amended or otherwise modified, including with retroactive effect, suspended or terminated at any time or from time to time by the Board or the Committee. However, with respect to MIP Awards granted under the MIP which the Committee determines should constitute Qualified Performance-Based Compensation, no action of the Board or the Committee may modify the Performance Goals (or adjustments) applicable to any outstanding MIP Award, to the extent such modification would cause the MIP Award to fail to constitute Qualified Performance-Based Compensation.
Section 6.2 Effective Date. The MIP shall be effective as of March 20, 2017, subject to approval of the MIP by the stockholders of the Company with respect to MIP Awards that are intended to constitute Qualified Performance-Based Compensation (as such terms are defined below).
Section 6.3 No Fiduciary Relationship. The Board and the officers of the Company shall have no duty to manage or operate the MIP in order to maximize the benefits granted to the Participants hereunder, but rather shall have full discretionary power to make all management and operational decisions based on their determination of the respective best interests of the Company, its stockholders and the Participants. The MIP shall not be construed to create a fiduciary relationship between the Board or the Committee and the Participants.
Section 6.4 Governing Law; Jurisdiction; Waiver of Jury Trial. The MIP, all MIP Awards, and all MIP Award Notices and all claims, causes of action or proceedings (whether in contract, in tort, at law or otherwise) that may be based upon, arise out of or relate to the MIP, any MIP Awards, or any MIP Award Notices shall be governed by the internal laws of the State of Delaware, excluding any conflicts- or choice-of-law rule or principle that might otherwise refer construction or interpretation of the MIP to the substantive law of another jurisdiction. Each Participant agrees that it shall bring all claims, causes of action and proceedings (whether in contract, in tort, at law or otherwise) that may be based upon, arise out of or be related to the MIP or any MIP Award Notice exclusively in the Delaware Court of Chancery or, in the event (but only in the event) that such court does not have subject matter jurisdiction over such claim, cause of action or proceeding, exclusively in the United States District Court for the District of Delaware (the “Chosen Court”), and hereby (i) irrevocably submits to the exclusive jurisdiction of the Chosen Court, (ii) waives any objection to laying venue in any such proceeding in the Chosen Court, (iii) waives any objection that the Chosen Court is an inconvenient forum or does not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such claim or cause of action shall be effective if notice is given in accordance with such MIP Award Notice.
Section 6.5 No Employment Guarantee. Nothing in the MIP shall be construed as an employment contract or a guarantee of continued employment. The rights of any Participant shall only be those as are expressly set forth in the MIP.
Section 6.6 General Creditor Status. The Participants shall, in no event, be regarded as standing in any position, if at all, other than as a general creditor of the Company with respect to any rights derived from the existence of the MIP and shall receive only the Company’s unfunded and unsecured promise to pay benefits under the MIP.

Section 6.7 Nonalienation of Benefits. Except as expressly provided herein, no Participant or his beneficiaries shall have the power or right to transfer, anticipate, or otherwise encumber the Participant’s interest under the MIP. The provisions of the MIP shall inure to the benefit of each Participant and his beneficiaries, heirs, executors, administrators or successors in interest.
Section 6.8 Severability. If any provision of the MIP is held invalid or unenforceable, the invalidity or unenforceability shall not affect the remaining parts of the MIP, and the MIP shall be enforced and construed as if such provision had not been included.
Section 6.9 Code Section 409A. Anything in the MIP to the contrary notwithstanding, no payment of a MIP Award that constitutes an item of deferred compensation under Section 409A of the Code and becomes payable by reason of a Participant’s termination of employment with the Company shall be made to the Participant unless the Participant’s termination of employment constitutes a “separation from service” (within the meaning of Section 409A of the Code and any the regulations or other guidance thereunder). In addition, no such payment or distribution shall be made to the Participant prior to the earlier of (a) the expiration of the six-month period measured from the date of the Participant’s separation from service or (b) the date of the Participant’s death, if the Participant is deemed at the time of such separation from service to be a “specified employee” (within the meaning of Section 409A of the Code and any the regulations or other guidance thereunder) and to the extent such delayed commencement is otherwise required in order to avoid a prohibited distribution under Section 409A of the Code and any the regulations or other guidance thereunder. All payments which had been delayed pursuant to the immediately preceding sentence shall be paid to the Participant in a lump sum upon expiration of such six-month period (or, if earlier, upon the Participant’s death). The MIP and all MIP Awards made hereunder shall be interpreted, construed and operated to reflect the intent of the Company that all aspects of the MIP and the MIP Awards shall be interpreted either to be exempt from the provisions of Section 409A of the Code or, to the extent subject to Section 409A of the Code, comply with Section 409A of the Code and any regulations and other guidance thereunder. The MIP may be amended at any time, without the consent of any party, to avoid the application of Section 409A of the Code in a particular circumstance or that is necessary or desirable to satisfy any of the requirements under Section 409A of the Code, but the Company shall not be under any obligation to make any such amendment. Nothing in the MIP shall provide a basis for any person to take action against the Company or any Affiliate based on matters covered by Section 409A of the Code, including the tax treatment of any amount paid or MIP Award made under the MIP, and neither the Company nor any of its Affiliates shall under any circumstances have any liability to any Participant or his estate or any other party for any taxes, penalties or interest due on amounts paid or payable under the MIP, including taxes, penalties or interest imposed under Section 409A of the Code.
Section 6.10 Tax Withholding. The Company shall have the authority and the right to deduct or withhold, report or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local and foreign taxes (including any social insurance, payroll tax, or payment on account) required by law to be withheld with respect to any taxable event concerning a Participant arising in connection with a MIP Award.